UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act
of 1934

Date of Report (Date of earliest event reported):

December 4, 2009

Modine Manufacturing Company
Exact name of registrant as specified in its charter

Wisconsin	1-1373	39-0482000
State or other jurisdiction of incorporation	Commission File Number	I.R.S. Employer Identification Number

1500 DeKoven Avenue, Racine, Wisconsin	53403
Address of principal executive offices	Zip Code

Registrant’s telephone number, including area code:	(262) 636-1200

Check the appropriate below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐  Written communications pursuant to Rule 425 under the Securities Act
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01	Entry into a Material Definitive Agreement

On December 4, 2009, Modine Manufacturing Company (the "Company") entered into a Share Purchase Agreement (the “Share Purchase Agreement”) to sell 100% of the shares of Modine Korea LLC, the Company’s Korean-based vehicular HVAC business (“Modine Korea”), to KB Synthetics Company Limited (“KB Synthetics”) for approximately $14 million, subject to adjustment.  Pursuant to the terms of the Share Purchase Agreement, the closing of the sale transaction is December 23, 2009.

Upon the signing of the Share Purchase Agreement, KB Synthetics paid the Company One Billion Four Hundred Million (1,400,000,000) Won, the equivalent of approximately $1,200,000 (the “Initial Purchase Price”).  In the event that the sale transaction does not close for any reason, other than a reason attributable solely to the Company, the Company will retain the Initial Purchase Price.  The purchase price is subject to a limited post-closing adjustment based upon verification of the existence of recorded property, plant, equipment and inventory of Modine Korea.

The foregoing description of the Share Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to such document, a copy of which is filed as Exhibit 10.1 and is incorporated herein by reference.

On December 6, 2009, the Company issued a press release announcing the transaction. A copy of the press release is filed as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Share Purchase Agreement dated as of December 4, 2009 by and between the Company and KB Synthetics Company Limited

99.1	Press release dated December 6, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Modine Manufacturing Company

By: /s/ Thomas A. Burke
Thomas A. Burke President and Chief Executive Officer

By: /s/ Margaret C. Kelsey
Margaret C. Kelsey Vice President, Corporate Development and General Counsel and Secretary

Date: December 10, 2009

EXHIBIT INDEX

Exhibit No.	Description

10.1	Share Purchase Agreement dated as of December 4, 2009 by and between Modine Manufacturing Company and KB Synthetics Company Limited

99.1	Press release dated December 6, 2009